EXHIBIT 10.2

March 24, 2004

Mr. Dominic Di Napoli

Chief Operating Officer

FTI Consulting, Inc.

80 Park West

Plaza One

Saddlebrook, N.J. 07663

Dear Dom,

The purpose of this Letter Agreement (“Letter”) is to further modify your “Employment Agreement” with FTI Consulting, (“FTI”) as of July 17, 2002, and amended January 1, 2003 and September 4, 2003. This Letter only amends that part of the Employment Agreement dealing with your compensation, in recognition of your recent promotion to Chief Operating Officer of FTI, a corporate officer.

Section 162 (m) of the Internal Revenue Code disallows the tax deduction for compensation in excess of $1,000,000 paid to named executive officers, including yourself, except for compensation that qualified as performance based under 162 (m). To qualify as performance based compensation for 2004, cash-based compensation earned in excess of $1,000,000 must be paid pursuant to a performance-based formula that is approved by FTI’s compensation committee no later than March 30, 2004, and you may not have a contractual entitlement to the compensation in excess of $1,000,000 if the performance targets approved by the compensation committee are not met. FTI has capped base salary for most such employees at $1,000,000 per year. Your base salary of $2,000,000 results in FTI being unable to deduct $1,000,000 of such salary for federal income tax purposes.

The compensation committee has approved target awards and performance goals for 2004 under the company’s Incentive Compensation Plan approved by FTI’s shareholders on May 23, 2001, and you agree to participate in that plan without a contractual entitlement to any compensation earned in 2004 in excess of $2,000,000 under your Employment Agreement. The compensation committee has agreed that you will receive the first $500,000 provided under that Plan if the performance goals are met.

Very truly yours,

/s/ THEODORE I. PINCUS
Theodore I. Pincus
Executive Vice President and Chief Financial Officer

/s/ DOMINIC DINAPOLI	Date: 3/24/04
Dominic DiNapoli
Chief Operating Officer